                                                                    EXHIBIT 10.1

                     PERSONALIZED RELOCATION TERMS DOCUMENT
                                ANDREW GISSINGER

Countrywide will cover the following expenses in connection with your relocation from POWAY, CALIFORNIA to Hidden Hills, CALIFORNIA, according to your specified allowance stipulated by this Agreement:

The Parties realize all items stated herein may not cover actual costs of this relocation. However, it is the intent of the Parties and of this Agreement to cover reasonable out of pocket expenses for moving, interim housing and real estate closing costs related to Gissinger's relocation. It is acknowledged Gissinger is building a new home in Hidden Hills, CA and shall move on completion of new said residence. The effective start date for this Agreement shall be 3/1/04. Eligible expenses covered may start 60 days prior to the effective date.

Relocation must be completed within 12 months from the effective date of this Agreement. If additional time is needed it should be brought to the manager's attention for further discussion and approval, such approval shall not be unreasonably withheld.

      1. Duplicate housing costs will be reimbursed for a maximum of 2 months. Appropriate duplicate housing costs include mortgage principal, interest, utilities, home owner association dues and monthly insurance costs. Countrywide will reimburse the costs of the Poway, CA home.

      2. Countrywide Home Loans will purchase your Poway home. To determine the purchase price Gissinger will choose and request a Poway Realtor to provide a list of 5 local appraisers to Management for approval. Management will select two appraisers from the list. The appraisals will be based on standard appraisal practices with the resulting values to be with no more than a 5% variance between values. If the appraised values are greater than 5%, the employee will select a third appraiser from the original list and the value of the home will be determined by the average of the two closest values. The appraisal process will be finished within 60 days of the effective date. The guaranteed buyout will occur at the time that the employee has finalized his new home construction or within 1 year from Management's receipt of Poway appraisal(s). Countrywide will also reimburse the normal buyers closing costs and mortgage fees as required.

      3. Countrywide will arrange for the shipment of your household goods using the Executive "White Glove" Service program provided by the vendors we have under contract. Moving expenses shall include packing, moving, unpacking and insurance for your normal household goods. Countrywide has contractual relationships with several moving companies. Moving arrangements should be made through the Countrywide Relocation Department with one of our designated moving vendors, based on the estimated charges. Countrywide will pay the moving vendor directly for all undisputed charges that are within the terms of this offer.

            - Countrywide complies with federal Treasury regulations regarding reimbursement of relocation expenses. Such regulations include treating reimbursement of certain items as taxable income, and withholding taxes from reimbursements to the employee and from payments to third parties. Countrywide will tax equalize payments for duplicate housing costs only to eliminate the tax burden to you. A marginal tax rate of 48% will be used to determine the correct gross up rate for this benefit.

                     PERSONALIZED RELOCATION TERMS DOCUMENT
                                ANDREW GISSINGER

            - Relocation expenses may have other tax implications, depending on laws governing their treatment at your state of origin and/or destination. Employees should consult their accountants for information on the tax implications of their relocation expense reimbursements.

            - Moving of household goods will be billed to Countrywide and is not included as taxable or non-taxable income on your W-2.

ALL DOLLAR AMOUNTS REFLECT THE MAXIMUM REIMBURSABLE OR DIRECT EXPENSE ALLOWABLE UNDER THIS AGREEMENT. All reimbursable expenses must be substantiated by original receipts and documented on a relocation expense report through HR Cafe, An account will be set up on the effective date of this Agreement. Expenses must be submitted within 60 days of incurring the expense. You are not entitled to any money for expenses not actually incurred but you may use excess allowance in one category to cover expenses in another.

This program is offered at the sole discretion of Countrywide. REIMBURSEMENT OF RELOCATION EXPENSES DOES NOT CONSTITUTE A GUARANTEE OF CONTINUED EMPLOYMENT WITH COUNTRYWIDE. If you voluntarily terminate employment with Countrywide within six months of your reimbursement you will be required to repay 100% of all reimbursed expenses. If you voluntarily terminate employment after six months but before one year after your reimbursement, you will be required to repay 50% of all reimbursed expenses. If your employment is terminated for cause, including violations of the law or corporate policy, willful misconduct or gross negligence, you will be bound by the same repayment provisions as for voluntary termination. Employees terminated due to lay-off for economic reasons will not be required to repay the relocation reimbursements. Your signature on this offer letter constitutes your agreement to this repayment provision.

Reimbursement of real estate transaction costs requires that employees apply for a mortgage loan with Countrywide for the purchase of a residence.

You will not be reimbursed for any expenses in association with your relocation until we receive this signed document.

  Andrew Gissinger, III                                           1/29/2004
--------------------------------                               ----------------
Employee Name (Please print)                                   Date

  /s/ Andrew Gissinger, III
--------------------------------
Employee Signature

  /s/ Carlos Garcia                                                1/29/2004
--------------------------------                               ----------------
Carlos Garcia (Signature)                                      Date

                                        2